EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contacts:    Lauren Ponti-Zins
(513) 246-2137 (office)
media@bankatfirst.com

Leading Independent Proxy Advisory Firms ISS and Glass Lewis Recommend First Financial Bancorp Shareholders Vote "FOR" the Proposed Merger with MainSource Financial Group

Cincinnati, Ohio - November 29, 2017 - /PRNewswire/ -- First Financial Bancorp. (Nasdaq: FFBC) (“First Financial” or the "Company") announced today that Institutional Shareholder Services Inc. (ISS) and Glass, Lewis & Co., LLC (Glass Lewis) have both recommended that First Financial shareholders vote "FOR" the proposed merger with MainSource Financial Group as described in the Company's proxy statement/prospectus for the special meeting of its shareholders to be held at 10:00 a.m. local time, on December 4, 2017.

ISS and Glass Lewis are widely recognized as leading independent voting and corporate governance advisory firms.  Their analysis and recommendations are relied on by many major institutional investment firms, mutual funds and fiduciaries throughout North America.

In its report, Glass Lewis stated "We find the proposed merger both strategically and financially compelling, at a fair and reasonable valuation for First Financial shareholders. The merger strengthens and expands the Company's presence and franchise in a complementary manner and presents the opportunity to achieve cost savings and efficiencies. Combined, the companies stand to achieve greater scale, operational diversity, efficiencies and growth than the Company could likely realize on its own in the short to medium term. As a result, the merger is likely, in our view, to lead to enhanced financial performance and ultimately superior shareholder value once these expected benefits are realized."

Additionally, ISS stated, among other things, that "The offer represents a significant premium to tangible book value. However, the company forecast $43 million in annual pre-tax cost savings and has articulated a strong strategic rationale. Moreover, the transaction is expected to be accretive to EPS starting in 2018. As such, support for the proposal is warranted."

Commenting on the proxy advisors' reports, Claude E. Davis, Chief Executive Officer of First Financial stated "The ISS and Glass Lewis recommendations are consistent with our view that the combined company will be even more effective in meeting the lending, economic development and financial education needs of the communities we serve and provides a compelling strategic opportunity to enhance value for First Financial."

The merger and related proposals have been unanimously approved by the boards of directors of both companies. The proposed merger is expected to close early in 2018.

About First Financial Bancorp.
First Financial Bancorp. is a Cincinnati, Ohio based bank holding company.  As of September 30, 2017, the Company had $8.8 billion in assets, $6.0 billion in loans, $6.7 billion in deposits and $915.0 million in shareholders' equity.  The Company's subsidiary, First Financial Bank, founded in 1863, provides banking and financial services products through its four lines of business: Commercial and Private Banking, Retail Banking, Investment Commercial Real Estate and Commercial Finance.  These business units provide traditional banking services to business and retail clients.  Commercial and Private Banking includes First Financial Wealth Management, which provides wealth planning, portfolio management, trust and estate, brokerage and retirement plan services and had approximately $2.6 billion in assets under management as of September 30, 2017.  The Company's primary operating markets are located in Ohio, Indiana and Kentucky where it operates 102 banking centers, while the Commercial Finance business lends into targeted industry verticals on a nationwide basis.  Additional information about the Company, including its products, services and banking locations is available at www.bankatfirst.com.

Important Additional Information about the Merger
The Company has filed a registration statement on Form S-4 with the SEC (filed on September 22, 2017 and amended on October 17, 2017), which includes a joint proxy statement of the Company and MainSource Financial and a prospectus of the Company, and each party will file other documents regarding the proposed transaction with the SEC.  A definitive joint proxy statement/prospectus will also be sent to the Company and MainSource Financial shareholders seeking required shareholder approvals.
Before making any voting or investment decision, investors and security holders of the Company and MainSource Financial are urged to carefully read the entire registration statement and joint proxy statement/prospectus, when they become available, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction.

The documents filed by the Company and MainSource Financial with the SEC may be obtained free of charge at the SEC's website at www.sec.gov.  In addition, the documents filed by the Company may be obtained free of charge at the Company's website at http://www.bankatfirst.com and the documents filed by MainSource Financial may be obtained free of charge at MainSource Financial' s website at https://www.mainsourcebank.com under the tab "Investor Relations."  Alternatively, these documents, when available, can be obtained free of charge from the Company upon written request to First Financial Bancorp, Attention: Shannon M. Kuhl, Chief Legal Officer and Corporate Secretary, 255 E. Fifth Street, Suite 2900, Cincinnati, Ohio 45202 or by calling (877) 322-9530 or from MainSource Financial upon written request to MainSource Financial Group, Inc., 2105 North State Road 3 Bypass, Greensburg, Indiana 47240, Attn: James M. Anderson, Chief Financial Officer, or by calling (812) 663-6734.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.  This communication is also not a solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise.  No offer of securities or solicitation will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.  The communication is not a substitute for the joint proxy statement/prospectus that the Company and MainSource Financial will file with the SEC.

Cautionary Statements Regarding Forward-Looking Information
Certain statements contained in this report which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, certain plans, expectations, goals, projections and benefits relating to the transaction between the Company and MainSource Financial, which are subject to numerous assumptions, risks and uncertainties.  Words such as ''believes,'' ''anticipates,'' "likely," "expected," "estimated," ''intends'' and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Please refer to each of the

Company's and MainSource Financial' s Annual Report on Form 10-K for the year ended December 31, 2016, as well as their other filings with the SEC, for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

Forward-looking statements are not historical facts but instead express only management's beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of the management's control.  It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements.  In addition to factors previously disclosed in reports filed by the Company and MainSource Financial with the SEC, risks and uncertainties for the Company, MainSource Financial and the combined company include, but are not limited to:  the possibility that any of the anticipated benefits of the proposed Merger will not be realized or will not be realized within the expected time period; the risk that integration of MainSource Financial's operations with those of the Company will be materially delayed or will be more costly or difficult than expected; the inability to close the Merger in a timely manner; the inability to complete the Merger due to the failure of the Company's or MainSource Financial's shareholders to adopt the Merger Agreement; diversion of management's attention from ongoing business operations and opportunities; the failure to satisfy other conditions to completion of the , including receipt of required regulatory and other approvals; the failure of the proposed Merger to close for any other reason; the challenges of integrating and retaining key employees; the effect of the announcement of the Merger on the Company's, MainSource Financial's or the combined company's respective customer relationships and operating results; the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and general competitive, economic, political and market conditions and fluctuations.  All forward-looking statements included in this filing are made as of the date hereof and are based on information available at the time of the filing.  Except as required by law, neither the Company nor MainSource Financial assumes any obligation to update any forward-looking statement.

Proxy Solicitation
The Company, MainSource Financial, their directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from the Company's and MainSource Financial's shareholders in favor of the approval of the Merger.  Information about the directors and executive officers of the Company and their ownership of the Company's common stock is set forth in the proxy statement for the Company's 2017 annual meeting of shareholders, as previously filed with the SEC on April 13, 2017, and the Company's Annual Report on Form 10-K for the year ended December 31, 2016, as previously filed with the SEC on February 24, 2017.  Information about the directors and executive officers of MainSource Financial and their ownership of MainSource Financial common stock is set forth in the proxy statement for MainSource Financial's 2017 annual meeting of shareholders, as previously filed with the SEC on March 24, 2017. Shareholders may obtain additional information regarding the interests of such participants by reading the registration statement and the proxy statement/prospectus when they become available.